Exhibit 99.4

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

Note: This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

November 2, 2026

Company name:	Mitsubishi Kakoki Kaisha, Ltd.

Representative:	Toshikazu Tanaka, President

(Securities code: 6331, TSE Prime Market)

Inquiries:	Toru Nakamura, General Manager, Finance Department

Telephone:	+81-44-333-5354

(Correction) Notice regarding partial correction of “Consolidated Financial Results for the Six Months Ended September 30, 2026 (Japanese GAAP)”

Mitsubishi Kakoki Kaisha, Ltd. hereby announces that we have made some corrections to the “Consolidated Financial Results for the Six Months Ended September 30, 2026(Japanese GAAP)” announced on October 30, 2026.

The corrections are underlined.

1.	Reason for correction

After submitting “Consolidated Financial Results for the Six Months Ended September 30, 2026(Japanese GAAP)”, we have discovered an error in the breakdown of the forecast year-end dividend for the fiscal year ending March 31, 2027, and we have therefore made a correction.

2.	Contents of the correction

(1)	Summary Information

2.	Cash dividends

(Before correction)

	Annual dividends
	1st quarter-end	2nd quarter-end	3rd quarter-end	Year-end	Total
	Yen	Yen	Yen	Yen	Yen
Fiscal year ended March 31, 2026	-	40.00	-	75.00	115.00
Fiscal year ending March 31, 2027	-	60.00
Fiscal year ending March 31, 2027 (Forecast)			-	75.00	135.00

Note: Revisions to the forecast of cash dividends most recently announced:  Yes

Note: Breakdown of the second quarter dividend for the fiscal year ending March 31, 2027

Ordinary dividend 69.00yen  Special dividend 9.00yen

(After correction)

	Annual dividends
	1st quarter-end	2nd quarter-end	3rd quarter-end	Year-end	Total
	Yen	Yen	Yen	Yen	Yen
Fiscal year ended March 31, 2026	-	40.00	-	75.00	115.00
Fiscal year ending March 31, 2027	-	60.00
Fiscal year ending March 31, 2027 (Forecast)			-	75.00	135.00

Note: Revisions to the forecast of cash dividends most recently announced:  Yes

Note: Breakdown of the year-end dividend forecast for the fiscal year ending March 31, 2027

Ordinary dividend  69.00yen   Commemorative dividend  6.00yen